EXHIBIT 5.1
December 9, 2009
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Re: GSI Commerce, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to GSI Commerce, Inc. (the “Company”) in connection with (i) the Registration Statement on Form S-3 (File No. 333-163167) (the “Registration Statement”), (ii) the prospectus of the Company dated November 18, 2009 (the “Base Prospectus”), (iii) the Rule 424(b)(7) prospectus supplement, dated December 4, 2009 (the “General Resale Prospectus Supplement”), and (iv) the Rule 424(b)(7) final prospectus supplement, dated December 7, 2009, (the “Prospectus Supplement” and together with the Base Prospectus and the General Resale Prospectus Supplement, referred to as the “Prospectus”), each filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling stockholders named in the Prospectus (“Selling Stockholders”) of up to 2,129,801 shares of the Company’s common stock, par value $0.01 per share. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
In rendering this opinion, we have examined only the documents listed on Exhibit “A” attached hereto. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures.
This opinion is limited to the laws of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that the shares of the Company’s common stock which are being offered by the Selling Stockholders pursuant to the Registration Statement and the Prospectus, are validly issued, fully paid and non-assessable.
This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission and the use of our name in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
/s/ BLANK ROME LLP

One Logan Square 18th & Cherry Streets Philadelphia, PA 19103
www.BlankRome.com
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Exhibit A
1.	The Company’s Amended and Restated Certificate of Incorporation

2.	The Company’s Amended and Restated Bylaws

3.	Minute Books and Stock Records of the Company

4.	The Registration Statement and Prospectus

5.	The Agreement and Plan of Merger, dated as of October 27, 2009, by and among the Company, Cola Acquisition Corporation, Retail Convergence, Inc. (“RCI”), certain of the principal stockholders of RCI and William J. Fitzgerald, as Stockholders’ Representative.

6.	Certificate of Merger of Retail Convergence, Inc. filed with the Secretary of State of Delaware on November 17, 2009.